Exhibit 2.1

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with the exhibits and schedules hereto, this “Agreement”) is entered into as of May 26, 2005 (the “Effective Date”), by and between GENE H. YAMAGATA, a resident of the state of Nevada (“Seller”), and MACQUARIE FBO HOLDINGS LLC, a Delaware limited liability company (“Buyer”). Unless otherwise defined in the Agreement, capitalized terms used in this Agreement are defined in Exhibit “A”.

RECITALS

     A. Seller owns all of the equity interests, including any and all rights to acquire any such equity interests (collectively, the “Membership Interests”), of Eagle Aviation Resources, Ltd., a Nevada limited liability company doing business as Las Vegas Executive Air Terminal (the “Company”).

     B. The Company is comprised of a fixed base operation at McCarran International Airport located in Las Vegas, Nevada (the “Facility”). The business operations relating to the Facility are hereinafter referred to as the “Business.”

     C. Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the Membership Interests on the terms and subject to the conditions set forth herein.

AGREEMENT

     THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

     1.1 Acquisition. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, the Membership Interests, free and clear of all Encumbrances, on the Closing Date.

     1.2 Assignment of Membership Interests. The sale and transfer of the Membership Interests will be effected by delivery by Seller to Buyer of an Assignment of Limited Liability Company Membership Interests in the form attached hereto as Exhibit “B”.

ARTICLE 2

PURCHASE PRICE; OTHER CONSIDERATION

     2.1 Purchase Price. Subject to adjustment as set forth in Section 2.2 below, the aggregate amount to be paid by the Buyer at the Closing in consideration for the Membership

Interests shall be Fifty Eight Million Dollars ($58,000,000) (the “Purchase Price”). Five Hundred Thousand Dollars ($500,000) of the Purchase Price (the “Escrow Funds”) shall be delivered to an escrow account with the Escrow Agent, to be held by the Escrow Agent for a period of one year from the Closing Date, pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit “C”, and the balance of the Purchase Price (the “Closing Funds”) shall be delivered to Seller or, at Seller’s direction, to any third parties in satisfaction of Funded Indebtedness. The Parties acknowledge that Buyer has deposited One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Deposit”) in an account acceptable to Seller naming Seller as the beneficiary of the Deposit, which Deposit shall be delivered to Seller at the Closing in partial satisfaction of the Closing Funds.

       2.2 Adjustment to Purchase Price.

     (a) The Purchase Price shall be subject to adjustment pursuant to this Section 2.2, with such adjustment being referred to as the “Closing Net Working Capital Adjustment.” The Closing Net Working Capital Adjustment shall be the positive or negative amount by which the Closing Net Working Capital (as defined below) differs from One Hundred Fifty Thousand Dollars ($150,000) (the “Target Closing Net Working Capital”), provided, however, no adjustment shall be made unless such difference is more than Twenty Five Thousand Dollars ($25,000). If the Closing Net Working Capital exceeds the Target Closing Net Working Capital, then the Closing Net Working Capital Adjustment shall be positive; and if the Closing Net Working Capital is less than the Target Closing Net Working Capital, then the Closing Net Working Capital Adjustment shall be negative. Seller shall estimate in good faith the Closing Net Working Capital, as of the Closing, and deliver such estimate, together with an unaudited balance sheet of the Company as of the Closing Date (prepared in accordance with GAAP, applied in a manner consistent with and using all of the same accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements and the example set forth on Schedule 2.2(a) (the “Accounting Principles”)) to Buyer no later than two (2) Business Days before the Closing Date. If the difference between such estimate and the Target Closing Net Working Capital is more than Twenty Five Thousand Dollars ($25,000), then the full amount of such difference shall be added to or deducted from, as the case may be, the Closing Funds. Any such adjustment is referred to herein as the “Estimated Net Working Capital Adjustment”. The Closing Net Working Capital shall be finally determined in accordance with Section 2.2(b) and (e).

     (b) Promptly after the Closing, Buyer shall cause to be prepared a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Principles. The Parties acknowledge that the sole purpose for determining Closing Net Working Capital is to adjust the Purchase Price so as to reflect the difference, if any, between the actual net working capital of the Company as of the Closing Date and the Target Closing Net Working Capital. For purposes of this Agreement, “Closing Net Working Capital” shall mean the Company’s current assets minus current liabilities, calculated in accordance with GAAP, applied in a manner consistent with and using all of the Accounting Principles, as of the Effective Time. At all times through the Closing

Date, Company shall maintain a cash balance of at least Seventy Five Thousand Dollars ($75,000), provided, however, that this cash balance requirement shall in no way alter the calculation of either the Estimated Net Working Capital Adjustment or the Actual Net Working Capital Adjustment set forth in this Section 2.2.

     (c) Buyer shall provide to the Seller, within sixty (60) days after Closing, (i) a copy of the Closing Date Balance Sheet, and (ii) a calculation of (A) the actual Closing Net Working Capital Adjustment (“Actual Net Working Capital Adjustment”); (B) the amount, if any, by which the Estimated Net Working Capital Adjustment is less than the Actual Net Working Capital Adjustment (an “Adjustment in Favor of Seller”); and (C) the amount, if any, by which the Estimated Net Working Capital Adjustment is greater than the Actual Net Working Capital Adjustment (an “Adjustment in Favor of Buyer”) (such materials, the “Buyer Adjustment Notice”).

     (d) Buyer shall allow Seller and his representatives access at all reasonable times to the Company’s personnel, properties, books and records, schedules and calculations relating to the Closing Date Balance Sheet and the Actual Net Working Capital Adjustment for the purpose of reviewing the Buyer Adjustment Notice and the Closing Date Balance Sheet and confirming the accuracy of the preparation thereof. In the event that the Seller provides notice (“Seller Objection Notice”) to Buyer no later than sixty (60) days after receipt of the Buyer Adjustment Notice that the Seller disputes Buyer’s determination of the Actual Net Working Capital Adjustment, the Adjustment in Favor of Seller or the Adjustment in Favor of Buyer, the Seller and Buyer shall then meet and negotiate in good faith to resolve such dispute, such negotiation to begin as soon as practicable (but in any case, no later than thirty (30) days) after Buyer’s receipt of the Seller Objection Notice; provided, that, Buyer shall promptly pay any amount of an Adjustment in Favor of Seller that is not in dispute.

     (e) In the event that Buyer and Seller are not able to resolve such dispute within forty-five (45) days after the date on which the Seller provides Buyer with the Seller Objection Notice, then either the Seller or Buyer may refer the issues in dispute to a neutral mutually acceptable independent accounting firm of national reputation for resolution (the “Referee”). The decision of such issues by the Referee shall be final and binding on the Parties. The Parties shall submit their positions on the dispute to the Referee within thirty (30) days after referral, and shall direct the Referee to decide the dispute within fifteen (15) days after submission to it. The fees and expenses of the Referee shall be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall direct the Referee to promptly provide invoices of all such fees and expenses directly to the Seller and Buyer.

     (f) After final determination, either (i) Buyer shall pay to Seller the amount of any Adjustment in Favor of Seller, or (ii) any Adjustment in Favor of Buyer shall be distributed to Buyer from the Escrow Funds. Any such payment is hereinafter referred to as the “Final Payment”.

     (g) Any Final Payment shall be made by wire transfer of immediately available funds within three (3) Business Days after its final determination in accordance with this Section 2.2 to account(s) specified by Buyer and Seller to receive the Final Payment; provided, however, that Buyer shall not be required to make any payment by wire transfer in an amount less than One Hundred Thousand Dollars ($100,000) and may issue a check written against immediately available funds in lieu of a wire transfer for such payment.

     2.3 Transaction Taxes. Each Party shall pay all transfer, registration, stamp, documentary, recording and similar taxes, if any, that become due and payable by such Party as a result of the assignment of the Membership Interests for the Purchase Price.

ARTICLE 3

SELLER’S REPRESENTATIONS AND WARRANTIES

     For the purposes of this Agreement, the phrase “to the best of Seller’s knowledge” or words of similar import shall mean the actual knowledge of the individuals listed on Exhibit “D” hereto as well as the knowledge with respect to a particular matter if a prudent individual would be expected to discover or otherwise become aware of it after reasonable inquiry. Subject to the foregoing and as an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that as of the date hereof and as of the Closing:

     3.1 Organization. The Company is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of Nevada. The Company does not have any Subsidiaries. The Company has all requisite power and authority to own and operate the Business as conducted as of the date hereof, and to own, operate and lease the properties and assets owned, operated or leased by the Company and used in the Business. The Company is not required to be licensed or qualified to do business in any jurisdiction other than the State of Nevada. Attached to Schedule 3.1 are complete and correct copies of the Charter Documents for the Company as currently in effect.

     3.2 Power and Authority. Seller has full power and authority to own the Membership Interests, to execute and deliver this Agreement and the Transaction Documents and to perform his obligations hereunder or thereunder.

     3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the Transaction Documents as of the Closing will have been, duly and validly authorized by Seller, and this Agreement constitutes, and each of the Transaction Documents as of the Closing will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally). The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions hereunder and thereunder, will not (a) violate, conflict with, result in a breach or constitute a default, or give rise to any right of amendment, termination, cancellation or acceleration, under (with or without due notice or lapse of time, or both) the Company’s Charter Documents, any Law to which Seller is subject or any agreement to which the Company is a party or to which it or its assets are otherwise bound (including the Material Contracts), or

(b) except as set forth on Schedule 3.3, require any authorization, notice, consent or approval of, or action or filing with, any Person. Except as set forth on Schedule 3.3, no consent, approval, order or authorization of or registration, declaration, notice or filing with or exemption by any court, administrative agency or commission or other governmental authority or instrumentality, whether local, domestic or foreign is required by or with respect to the Seller or the Company in connection with the execution and delivery of this Agreement and the Transaction Documents by Seller, or the consummation of the transactions contemplated hereby or thereby.

       3.4 Absence of Undisclosed Liabilities.

     (a) Other than as disclosed on the Liabilities Schedule, Schedule 3.4(a), the Company does not have any liabilities or obligations of any nature whatsoever, whether accrued or absolute, contingent or otherwise, and whether due or to become due, except (i) liabilities and obligations that arise in the ordinary course of business, consistent with past practices, under contracts described on the Leases Schedule and the Contracts Schedule (other than through any breach or default by the Company), (ii) liabilities and obligations reflected in the Financial Statements, and (iii) liabilities and obligations of the Company that have arisen after the date of the Financial Statements in the ordinary course of business, consistent with past practices (other than through any breach or default by the Company) that do not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

     (b) Except as set forth on Schedule 3.4(b), the Company does not have any Funded Indebtedness. As of the Closing Date, the Company will not owe money to any other party pursuant to a loan agreement or promissory note or otherwise have any Funded Indebtedness.

       3.5 Capitalization of the Company; Title to Membership Interests.

     (a) Seller is the unconditional and sole legal, beneficial, record and equitable owner of the Membership Interests, and has full power and authority to sell and transfer the Membership Interests free and clear of all Encumbrances.

     (b) The Membership Interests constitute all of the issued and outstanding equity in the Company. All such Membership Interests are duly authorized, validly issued, fully paid and non-assessable and were issued in conformity with applicable Laws.

     (c) There are no outstanding warrants, options, rights, other securities, agreements, subscriptions, or other commitments, arrangements or undertakings pursuant to which the Company, the Seller or any other Person is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional membership interests or other securities of the Company.

       3.6 Financial Statements. Seller has delivered to Buyer or, with respect to the Interim Unaudited Statements, will deliver to Buyer prior to Closing, correct and complete copies of (a) audited financial statements for the Company prepared by L.L. Bradford & Company for the year ended December 31, 2004 (the “Audited 2004 Statements”), and (b) unaudited statements of income and cash flow for the Company for the three (3) -month period ending March 31, 2005 (the “Unaudited Statements”) and each month-end that has occurred since, or will occur after, March 31, 2005, and prior to the Closing Date ( the “Interim Unaudited Statements” and collectively with the Audited 2004 Statements and the Unaudited Statements, the “Financial Statements”). The Financial Statements have been (and, with respect to those statements that will be delivered after the Effective Date but prior to Closing, will be) prepared in accordance with the books and records of the Company and consistent with past practices. The Audited 2004 Statements have been prepared in accordance with GAAP consistently applied throughout the period involved and fairly present the financial condition and results of operation of the Business as December 31, 2004 and for the period then ending, as the case may be. True, correct and complete copies of the Financial Statements, are attached to Schedule 3.6 hereto. Except as set forth on Schedule 3.6, the Company’s accounts receivable arose, and all accounts receivable that will be outstanding as of the Closing Date shall have arisen, from bona fide transactions in the ordinary course of business and are fully collectible within one hundred eighty (180) days of invoice, subject to recorded reserves. The reserves for accounts receivables set forth in the Financial Statements have been established consistently with the Company’s historical accounting practices.

     3.7 Absence of Certain Changes or Events. Since December 31, 2004, and except as disclosed in Schedule 3.7, the Business has been operated in the ordinary course and there has not been any:

     (a) sale, assignment or transfer, other than in the ordinary course of business and consistent with past practice, of any assets of the Company;

     (b) acquisition by merger, consolidation with, purchase of substantially all of the assets or capital stock of, or any other acquisition of any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

     (c) change in accounting methods or practices by the Company;

     (d) entry into, or termination, amendment or modification of, any Material Contract, Permit or material transaction (including, without limitation, any borrowing, capital expenditure, capital contribution, capital financing or factoring agreement);

     (e) increase in salary, bonuses or other compensation payable or to become payable to any officer or employee of the Company, except in the ordinary course of business, consistent with past practice, and Company has not (i) entered into any Benefit Plan or Benefit Agreement, employment, severance, or other agreements relating to compensation or fringe benefits, (ii) adopted or changed any existing Benefit Plan or Benefit Arrangement or (iii) advanced or loaned any money to any officer or employee of the Company;

     (f) strike, walkout, labor trouble or threat thereof, or any other new or continued event, development or condition of any character which has or could materially adversely affect the Business;

     (g) cancellation or waiver of any right material to the operation of the Business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any officer, manager or employee of the Company;

          (h) payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise), other than the scheduled payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since December 31, 2004;

          (i) adverse change, or, to the best of the Seller’s knowledge threat of any adverse change, in the Company’s relations with, or any loss, or, to the best of the Seller’s knowledge, threat of loss of, the Company’s landlords, suppliers, clients or customers which, individually or in the aggregate, has been or could be materially adverse to the Company;

          (j) write-offs as uncollectible of any notes owed to the Company or accounts receivable of the Company or write-downs of the value of any asset or inventory by the Company other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than the rate applicable during the twelve months ended on December 31, 2004;

          (k) creation, incurrence, assumption or guarantee by the Company of any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (l) any damage, destruction or loss that has, or could reasonably be expected to, materially and adversely affected the Facility or the Business; or

          (m) agreement by the Company or the Seller to do any of the foregoing.

     3.8 Real Property; Personal Property.

     (a) The Leases Schedule, Schedule 3.8(a), lists all oral or written leases, including the Ground Lease, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (each a “Lease” and collectively, the “Leases”). The Leases are in full force and effect, have not been modified, supplemented, amended or, to the best of Seller’s knowledge, assigned, and are enforceable by and against the Company and all other parties thereto. Seller has delivered to Buyer complete and accurate copies of each of the Leases (including all amendments, supplements and material correspondence related thereto). A complete and accurate copy of the Ground Lease is attached to Schedule 3.8(a) hereto. Neither Seller nor the Company has (i) received any notice that the Company is in default under, or not in compliance with any material provision of, any Lease, that the Company may be subject to any special assessments or that there may be any material changes in property tax or land use law affecting any such Leases, or (ii) delivered any notice to another party alleging any default under, or failure to comply with any material provision of, any Lease. To the best of Seller’s knowledge, no event has occurred that, with notice, the passage of time or both, would constitute a default by the Company under, or failure of the Company to comply with a material provision of, any of the Leases, or otherwise give any party a right of termination or modification thereof. The Company does not own any fee interest in any real property.

     (b) (i) Neither Seller nor the Company has received notice of any threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Business or any other matters which do or may adversely effect the current use, occupancy or value thereof, and there an no pending or, to the best of the Seller’s knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Business or any other matters which do or may adversely effect the current use, occupancy or value thereof.

          (ii) To the best of Seller’s knowledge, all facilities, buildings, improvements and other structures used in the Business are located on the real property. All present uses and operations of such real property and the structures by the Company, comply in all material respects with all applicable zoning, land-use, building, fire, labor, safety, subdivision and other governmental requirements and all deed or other title covenants or restrictions applicable thereto. Neither Seller nor the Company has received any notice that any of the leased real property or any of the structures used in the Business, or the use, occupancy or operation thereof by the Seller or the Company, violate any governmental requirements or deed or other title, covenants or restrictions.

          (iii) The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the leased real property and the structures thereon used in the Business, and all equipment owned or used by the Company. To the best of Seller’s knowledge, none of the leased real property or any of the structures thereon used in the Business are dependent upon or benefit from any “non-conforming use” or similar zoning classification.

          (iv) Other than in the ordinary course of business, there are no parties other than the Company in possession of any of the leased real property or any portion thereof, and, other than in the ordinary course of business, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the leased real property or any portion thereof.

          (v) The legal descriptions for the real property contained in the Leases adequately describe the leased real property subject thereto. All structures on the leased real property are located within the boundary lines of the leased real property and no structures, facilities or other improvements on any parcel adjacent to any of the leased real property encroach onto any of the leased real property. All structural, mechanical and other physical systems related to the leased real property are in good operating condition and repair, reasonable wear and tear excepted, in all material respects.

          (vi) Except as set forth on Schedule 3.8(b)(vi), or as required by any document listed on Schedule 4.4, the Company is not subject to or bound by any obligation or commitment (written or oral) to make any capital expenditures that exceed One Hundred Thousand Dollars ($100,000) individually or in the aggregate.

     (c) Attached hereto as Schedule 3.8(c) is a complete and accurate list of all furniture, equipment, leasehold improvements, motor vehicles and all other tangible personal property owned or leased by the Company that the Company has reflected in its books and records in accordance with generally accepted accounting principles (the “Personal Property”).

     (d) The Company has good title to its Personal Property, free and clear of any Encumbrances except as set forth on Schedule 3.8(c). The Company has valid titles and registrations for each motor vehicle included in the Personal Property, copies of which have been delivered to Buyer. The Company owns or leases from unrelated third parties all assets and properties, and has all operational capabilities, that are used in or necessary to the operation of the Business.

       3.9 Tax Matters.

     (a) The Company has filed (or had filed on its behalf) all Tax Returns required to have been filed by it on or before the Closing Date. All such Tax Returns were correct and complete in all respects. The Company has duly paid (or had paid on its behalf) all Taxes required to have been paid by it on or before the Closing Date, or which could affect Seller’s ability to consummate the transaction contemplated hereby, whether or not shown as due on such Tax Returns. With respect to the Company, neither Seller nor the Company has received notice of any claim made by a governmental authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Liens on any of the Membership Interests in or assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Company has complied in all respects with all applicable laws, rules and regulations relating to withholding Taxes, and has, within the time and manner prescribed by law, withheld and paid, when due (or made adequate reserves for) all Taxes from payments made to its employees, agents, and contractors as required by Law.

     (c) To the best of Seller’s knowledge, there is no proceeding or audit pending or threatened by any governmental authority with respect to any Taxes or Tax Returns of the Company.

     (d) There are no known existing circumstances which, if known to governmental authorities, reasonably may be expected to result in the assertion of any claim for Taxes against the Company by any governmental authority with respect to any period for which Tax Returns have been filed or Tax is required to have been paid. Neither Company nor any Affiliate of the Company with respect to the Company has received a written ruling from a governmental authority relating to any Tax or entered into a written agreement with a governmental authority relating to any Tax that could have a continuing effect with respect to any taxable period for which the Company has not filed a Tax Return. No property of the Company is property that the Company or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

     (e) The Company has not waived any statute of limitations for assessment or collection with respect to any Tax or Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

     (f) The Company is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement, is not and has not been a member of a group of entities required to file Tax Returns on a combined, consolidated or unitary basis, and does not have any liability for Taxes owing by any other Person, including, without limitation by contract or as a transferee or successor of such other Person by merger or otherwise.

     (g) The Seller has made available to the Buyer complete and accurate copies of all of the following materials related to the Company (during periods ending after January 1, 2001: (i) all income Tax Returns, (ii) all examination reports relating to Taxes, (iii) all statements of Taxes, (iv) all written rulings received from any governmental authority relating to any Tax, and (v) all written agreements entered into with any governmental authority relating to any Tax. To the extent specifically requested by Buyer, the Seller has made available to Buyer: (i) complete and accurate copies of all other Tax Returns related to the Company, and (ii) complete and accurate copies of all documents described in the previous sentence without regard to the period to which they relate. Schedule 3.9 identifies all Tax Returns that the Company has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a governmental authority.

     (h) Since the date of its formation, the Company has been an entity which is disregarded for federal tax purposes as separate from its owner pursuant to Treas. Reg. §301.7701-2(b)(1)(ii).

       3.10 Contracts and Commitments.

     (a) Except as set forth in the Contracts Schedule, Schedule 3.10, the Company is not a party to any contract or agreement, written or oral:

     (i) for a bonus, pension, profit sharing, retirement, deferred compensation, medical or life insurance plan, membership purchase or option or any other plans or arrangements providing for benefits of any type to employees (either current or former) of Company;

     (ii) for collective bargaining or with any labor union;

     (iii) for the borrowing of money or mortgaging, pledging or encumbering any of the Company’s assets;

     (iv) for the lending or investing of funds to or in other persons or entities;

     (v) granting any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Business or the Company’s assets, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business; or

     (vi) with an Affiliate of Seller or the Company (other than the Company’s Charter Documents).

     (b) The Contracts Schedule lists each of the Material Contracts. For purposes of this Agreement, “Material Contracts” includes the following:

     (i) any and all contracts for the sale of goods or services with a value in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, or which is not terminable without penalty by or on behalf of the Company on less than ninety (90) days’ notice;

     (ii) any and all contracts, agreements, licenses, leases (other than the Leases), sales and purchase orders and other legally binding commitments that obligate the Company to pay, assume, guaranty or secure an amount of Fifty Thousand Dollars ($50,000) or more individually or One Hundred Thousand Dollars ($100,000) or more in the aggregate, or that cannot be terminated without penalty by or on behalf of the Company on less than ninety (90) days’ notice;

     (iii) any and all contracts between the Company on the one hand and any Affiliate of the Company on the other hand (other than the Company’s Charter Documents);

     (iv) any and all broker, distributor, dealer, representative or agency agreements;

     (v) any and all insurance policies insuring the Business, the Facility or any of the Company’s assets (collectively, the “Insurance Policies”);

     (vi) any and all employment, non-competition or consulting agreement;

     (vii) each contract containing covenants purporting to materially limit the freedom of the Company to compete in any line of business or in any geographic area;

     (viii) each contract that is not for the purchase, sale or license of goods or services in the ordinary course of business consistent with past practice, including any factoring agreements;

     (ix) each partnership, joint venture or other similar agreement or arrangement to which the Company is a party;

     (x) any and all agreements requiring a loan or advance by the Company; and

     (xi) any other contract or agreement that is material to the Business or the financial condition or results of operations of the Company.

     (c) Seller has delivered to Buyer true and complete copies of all written Material Contracts, together with all amendments, supplements and material correspondence related thereto. The Contracts Schedule includes a description of the material terms of each Material Contract that is oral. The Material Contracts are in full force and effect and are enforceable against the Company and, to the best of the Seller’s knowledge, all other parties thereto. Except as set forth on the Contracts Schedule, neither Seller nor the Company has (i) received any notice that it is in default under, or not in compliance with any material provision of, any Material Contract, or (ii) delivered any notice to another party alleging any default under, or failure to comply with any material provision of, any Material Contract. To the best of the Seller’s knowledge, no event has occurred that, with notice, the passage of time or both, would constitute a default by the Company or any other party under, or failure of the Company or any other party to comply with a material provision of, any of the Material Contracts, or otherwise give any party a right of termination or modification thereof.

     (d) Set forth on Schedule 3.10(d) is a list of the twenty-five (25) largest customers of the Company by gallons of fuel purchased in the 2004 calendar year.

     (e) Except as disclosed on Schedule 3.10(e), to the best of Seller’s knowledge, no material supplier to or landlord of the Company, including any party to the Ground Lease, or any governmental entity has taken, and neither Seller nor the Company has received any notice that, any material supplier to or landlord of the Company, including any party to the Ground Lease, or any governmental entity contemplates taking, any steps to terminate or materially alter the business relationship of Company with such supplier or landlord, including any party to the Ground Lease.

     (f) The Insurance Policies are in full force and effect and shall remain in full force and effect until 11:59 p.m. on the day following the Closing Date. Except as set forth on Schedule 3.10(f), there are no claims related to or arising out of the operation of the Business pending under any Insurance Policies. To the best of the Seller’s knowledge, no event has occurred, and no condition or circumstances exist, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any claims related to or arising out of the operation of the Business under the Insurance Policies.

     (g) The Company does not have, directly or indirectly, any (i) interest in the outstanding stock or ownership interests of any corporation or in any partnership, joint venture or other entity, or (ii) agreement, understanding, contract or commitment relating to an interest in any such entity.

       3.11 Litigation; Proceedings. Except as set forth in Schedule 3.11, neither the Company nor the Seller has received notice or service of process regarding or otherwise been named as a party to any pending action, suit, proceeding, judgment, order or governmental investigation. To the best of the Seller’s knowledge, no such action, suit, proceeding or governmental investigation has been threatened. The Company is not subject to or in violation of any judgment, decree, injunction or order.

       3.12 Brokerage. No agent, broker, finder, or investment or commercial banker engaged by or on behalf of Seller or the Company is or will be entitled to any brokerage commission, finders’ fees or similar compensation from the Company or Buyer as a result of this Agreement or any of the transactions contemplated herein.

       3.13 Employee Benefit Plans.

     (a) “Benefit Plans” means: (i) each plan, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, bonus, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company; (ii) each Employee Pension Benefit Plan which has been maintained, administered or contributed to by the Company or any ERISA Affiliate in the past six (6) years (the “Pension Plans”); and (iii) each Employee Welfare Benefit Plan which is currently maintained, administered or contributed to by the Company or any ERISA Affiliate (such plans, together with Employee Welfare Benefit Plans which were previously maintained, administered or contributed to by the Company or an ERISA Affiliate, collectively, the “Welfare Plans”).

     (b) (i) Each Benefit Plan that is sponsored, maintained or contributed to by Company or with respect to which the Company has or may have any liability is listed on Schedule 3.13(b)(i) (hereinafter referred to as the “Company Benefit Plans”).

     (ii) Each Pension Plan is listed on Schedule 3.13(b)(ii).

     (iii) Each ERISA Affiliate is identified on Schedule 3.13(b)(iii).

     (c) Each Pension Plan that covers any Company Employee or any manager, officer, agent, consultant or professional adviser to the Company, and which is intended to qualify under Section 401(a) of the Code so qualifies. No Pension Plan has ever held any Company securities.

     (d) To the best of Seller’s knowledge, each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered in all material respects in accordance with its governing instruments and all applicable Laws. To the best of Seller’s knowledge, all reports and information relating to each Company Benefit Plan required to be filed with a governmental authority have been timely filed and are accurate in all material respects and all reports and information relating to each such Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. To the best of Seller’s knowledge, no officer, manager, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Company Benefit Plan which may be binding on such plan or the Company. To the best of Seller’s knowledge, there are no restrictions or limitations on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Company Benefit Plan after the Closing Date without liability to the Company or any participant or beneficiary thereunder. The Company may, without cost, withdraw its employees, managers, officers and consultants from any Benefit Plan which is not sponsored by the Company. No Benefit Plan covering employees engaged in the Business imposes withdrawal charges, redemption fees, contingent deferred sales charges or similar expenses triggered by termination of the plan or cessation of participation or withdrawal of employees thereunder.

     (e) To the best of Seller’s knowledge, all contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any Company Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP. To the best of Seller’s knowledge, there have been no Prohibited Transactions with respect to any Benefit Plan which could result in liability to the Buyer, the Company or any of their respective employees. There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in liability to the Buyer, the Company or any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Company Benefit Plan (other than routine claims for benefits) is pending or, to the best of the Seller’s knowledge, has been threatened, and the Seller has no knowledge of any fact that could form the basis for such action, suit, proceeding, hearing or investigation.

     (f) Except as set forth on Schedule 3.13(f), neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any: (i) Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA, (iii) “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code, (iv) a nonqualified deferred compensation plan within the meaning of Code Section 409A for the benefit of anyone who has provided services with respect to the Business or (v)

“multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

       3.14 Employee Matters.

     (a) Schedule 3.14(a)(i) contains a complete and correct list of all employees of the Company, their respective titles as of the date hereof (the “Company Employees”), the 2004 compensation paid or payable to each such employee, the year of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Schedule 3.14(a)(ii), (i) the terms of employment or engagement of all Company Employees and managers, agents, consultants and professional advisers to the Company are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company and any such Person, and (iv) as of the date hereof, to the best of the Seller’s knowledge, no Company Employee has any plans to terminate his or her employment with the Company. Schedule 3.14(a)(iii) lists all of the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

     (b) The Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. With respect to the Company, there is no pending or, to the best of the Seller’s knowledge, threatened (i) union organizational activity or other labor or employment dispute against or affecting the Company, or (ii) application for certification of a collective bargaining agent.

     (c) To the best of Seller’s knowledge, all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

       3.15 Compliance with Laws; Permits. The Company has complied, and the use and operation of the Facility are in compliance, in all material respects, with all applicable Laws which affect the Business, and has timely filed with the proper authorities all material statements and reports required by the Laws to which the Business is subject. The Company holds all permits, licenses, certificates, approvals, registrations, franchises, rights, qualifications and other authorizations of federal, state and local governments, agencies and regulatory authorities required or advisable for the conduct of the Business as operated to the date hereof (collectively, the “Permits”). Schedule 3.15 sets forth a complete and accurate list of each Permit. The Company does not (1) hold any Permit issued by the Federal Aviation Administration or by the

U.S. Department of Transportation or (2) own or lease aircraft or (3) operate aircraft for a third party under a management agreement or other similar arrangement. Neither Seller nor the Company has received any notice of any (x) order, rule or directive, or any proposed order, rule or directive, issued by any governmental authority against the Company, or (y) threatened legal or regulatory proceeding which could adversely affect the Business or assets of the Company, or any Permit required to be obtained and maintained by the Company.

       3.16 Environmental Matters. Except as set forth in Schedule 3.16, Seller represents and warrants that:

     (a) The Company materially complies, and at all times during Seller’s ownership of the Membership Interests has been in material compliance, with applicable Environmental Laws and there are no circumstances that will prevent such compliance in the future;

     (b) Neither Seller nor the Company has received any written request for information, or has been notified that it is a potentially responsible party, under the CERCLA, or any similar state or local law with respect to any on-site or offsite location;

     (c) The Company has obtained all required Environmental Permits relating to the Business, enabling the Business to operate as of the Closing Date in the ordinary course of business consistent with past practices;

     (d) Neither Seller nor the Company has received any notice, notification, demand, request for information, citation, summons, complaint or order and, to the best of Seller’s knowledge, there is no violation, claim, demand, litigation, proceeding or governmental investigation (whether pending or threatened) arising from applicable Environmental Laws relating to the Company. The Company is not subject to any judgment, decree, order, or consent agreement relating to compliance with any Environmental Laws, or the cleanup of Hazardous Materials under any Environmental Laws;

     (e) Seller has delivered true, complete and correct copies of any reports, or other documents possessed by or in the control of Seller or the Company pertaining to the environmental condition of the Facility, Hazardous Materials on the Facility and regarding the Company’s compliance with applicable Environmental Laws. Except for such reports or documents, there has been no investigation, study, audit, test, review or other analysis (including any Phase I environmental assessments) conducted by, for, or provided to Seller or the Company in relation to the Business; and

     (f) Except as set forth in Schedule 3.16, the Facility does not contain any underground storage tanks. To the best of the Seller’s knowledge, there have been no discharges, emissions, spilling, leaking, pouring, emptying, or other releases of Hazardous Materials which are or were reportable by Seller or the Company under any Environmental Laws.

       3.17 Affiliate Transactions. No Affiliate of the Company nor any member, manager, officer, director or equity holder of any thereof, is party to any agreement, transaction or understanding (other than the Company’s Charter Documents) with the Company. Except pursuant to the Company’s Charter Documents, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company to any Person other than Seller in accordance with the terms of this Agreement.

     3.18 Intellectual Property Rights. Schedule 3.18 lists all of the Intellectual Property owned or licensed by the Company and used in connection with its Business. To the best of Seller’s knowledge, use by the Company of the Intellectual Property does not infringe any rights of any third party and no activity of any third party infringes upon the rights of the respective Company with respect to any of the Intellectual Property. Neither Seller nor the Company has received notice of any claims asserted by any Person with respect to challenging the ownership, validity, enforceability or use of the Intellectual Property, nor to the best of the Seller’s knowledge, are there any valid grounds for any such bona fide claims. To the extent the Company uses any Intellectual Property owned by a third party, the Company has a license with such third party for the use of such Intellectual Property and is not in default under any such license.

     3.19 Bank Accounts; Powers of Attorney. Schedule 3.19 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit or lock box and the names and identification of all persons authorized to draw on it or to have access to it as of the Closing Date. Except as set forth on Schedule 3.19, neither the Company nor any of its managers or officers, has any power of attorney with respect to the Business outstanding.

     3.20 Fuel Volume Records. True and correct copies of the Company’s fuel volume records and gross receipt statements as filed with the relevant airport authorities for the period from January 1, 2004 through March 31, 2005, reflecting the volume of fuel sold by the Company, and revenues on which the Company paid a percentage fee, during such period are attached as Schedule 3.20. Such statements accurately reflect the volume of fuel sold and revenues earned by the Company during such period and were prepared in accordance with the Company’s books and records.

     3.21 Disclosure. To the best of the Seller’s knowledge, no representations or warranties by Seller in this Agreement or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Seller in connection with the Closing of the transactions herein contemplated, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Schedules hereto and the other Transaction Documents, any material fact necessary to make the statements or facts contained therein not misleading.

     3.22 Due Diligence. Seller has delivered to Buyer true and complete copies of all documents listed on Schedule 4.4.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

     As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller that:

     4.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

     4.2 Power and Authority. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations thereunder. Any third-party approvals or consents which may be required for Buyer to enter into this Agreement or to consummate the transaction contemplated hereby have been, or will prior to Closing, be obtained by Buyer.

     4.3 Authorization; No Breach. The execution, delivery and performance of this Agreement has been duly and validly authorized by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally). The execution, delivery and performance of this Agreement, and the consummation of the transactions hereunder, will not violate, conflict with, result in a breach or constitute a default under the Buyer’s Charter Documents, any Law to which Buyer is subject or any agreement to which Buyer is a party.

     4.4 Due Diligence. Buyer possesses significant knowledge and experience in the ownership and operation of fixed base operations in general aviation airports serving major business markets. Buyer has had an opportunity to conduct a due diligence review of the Company, its assets and condition, financial and otherwise. Buyer acknowledges receiving copies of the documents listed on Schedule 4.4, and represents that, in connection with its review of the documents listed on Schedule 4.4, it has not discovered any fact or condition that it believes materially affects the purchase of the Membership Interests.

     4.5 Reliance. Buyer has relied solely upon its expertise, experience, due diligence review and the written representations and warranties contained in this Agreement. Buyer has not relied upon any oral representations by Seller, Seller’s agents or representatives, or any agents, representatives or employees of the Company in entering into or executing this Agreement. Buyer further acknowledges that no Person acting on behalf of Seller is authorized to make, and that no Person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the real property used in the Business or the transaction contemplated herein, except as otherwise expressly provided herein. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any Person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

     4.6 Securities Laws. Buyer acknowledges and is aware of the following:

     (a) No federal or state agency has made any finding or determination as to the fairness of the purchase of the Membership Interests nor any recommendation or endorsement of the Membership Interests;

     (b) Buyer is purchasing the Membership Interests for long-term investment for its own account only and not with a view to, or for resale in, any “distribution” within the meaning of the Securities Act of 1933, as amended (the “Act”); and

     (c) The purchase and sale of the Membership Interests is being made in reliance upon exemptions from the registration requirements of the Act and any and all applicable state securities laws. Because the Membership Interests have not been registered, Buyer understands and agrees that the Membership Interests cannot be sold by it until registered under the Act and applicable State securities law unless an exemption from such registration is available and that a legend reflecting this fact will be placed on all certificates representing the Membership Interests.

       4.7 Brokerage. No agent, broker, finder, or investment or commercial banker engaged by or on behalf of Buyer is or will be entitled to any brokerage commission, finders’ fees or similar compensation from Seller as a result of this Agreement or any of the transactions contemplated herein.

       4.8 Litigation. There is no action, suit, proceeding, judgment or order pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer before any federal, state, municipal or other governmental court or agency which would have a material adverse effect on Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5

PRE-CLOSING COVENANTS

       5.1 Affirmative Covenants. Prior to the Closing, Seller shall, or shall cause the Company to, as applicable:

     (a) use commercially reasonable efforts to obtain all consents and approvals from any parties that may be necessary or reasonably requested by Buyer to consummate the transactions contemplated by this Agreement;

     (b) conduct the Business only in the usual and ordinary course of business and consistent with past practices, including, without limitation, consistent with past practices in respect of managing working capital (including billing and collection of receivables and payment of payables);

     (c) use commercially reasonable efforts to keep in full force and effect the Company’s corporate existence and all rights, franchises, Permits and Intellectual Property rights relating to or pertaining to the Business;

     (d) use commercially reasonable efforts to retain the Company’s employees and preserve the Company’s present business relationships;

     (e) maintain the Personal Property in customary repair, order and condition and in the event of any casualty, loss or damage to any of the Personal Property prior to

Closing, either repair or replace such assets with assets of comparable quality or transfer to Buyer at Closing the proceeds of any insurance recovery with respect thereto;

     (f) maintain the Company’s books, accounts and records in accordance with past custom and practice as applied by Seller and the Company, on a consistent basis;

     (g) maintain all Insurance Policies; and

     (h) not be in material default under any Material Contract, Lease or Permit, or cure any such material default within the applicable cure period.

       5.2 Notification of Certain Events. Seller shall promptly give Buyer written notice of the existence or occurrence of any condition which would make any representation or warranty made by Seller contained herein untrue as of the date of this Agreement or any subsequent date as if made on and as of such subsequent date (except for those representations and warranties which address matters only as of a particular date) or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. No notification made pursuant to this Section 5.2 shall be deemed to cure any breach of any representation or warranty, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement.

       5.3 Access. Prior to Closing, Seller will (a) during ordinary business hours and in a commercially reasonable manner, permit Buyer and its authorized representatives to have access to the Facility and the Company’s books, records and key personnel, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such other information in Seller’s possession with respect to the Company as Buyer may from time to time reasonably request, and (c) otherwise reasonably cooperate in the examination of the Company by Buyer.

       5.4 Negative Covenants. From the Effective Date to the Closing Date, Seller shall not permit the Company to, and Seller shall not, with respect to the Company, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

     (a) transfer or sell any assets that are material, individually or in the aggregate, outside the ordinary course of business consistent with past practices;

     (b) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of any other Person;

     (c) incur or agree to incur any obligation or liability, or make any capital expenditures or commitments with respect thereto, in each case that are material, individually or in the aggregate, except those obligations, liabilities and capital expenditures set forth on Schedule 5.4(c);

     (d) make any loans, or investments in, any other Person;

     (e) pledge or otherwise mortgage any assets or allow any Encumbrance thereupon, in each case that are material individually or in the aggregate;

     (f) terminate, amend or fail to renew any Permits;

     (g) terminate, amend or fail to renew any Insurance Policies;

     (h) amend, modify or terminate any Material Contract;

     (i) increase the compensation, benefits or other remuneration of any current officers or key employees, or enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

     (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

     (k) alter through merger, liquidation, reorganization, restructuring or any other fashion the ownership of the Membership Interests by Seller;

     (l) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority;

     (m) except as expressly contemplated in this Agreement, take any action or permit to occur any event described in Section 3.7;

     (n) take any action or omit to take any action which will result in a violation of any applicable Law or cause a breach of any Material Contract, Lease, Permit or representation or warranty set forth in Article 3;

     (o) bill for goods or services, or take any action to collect any accounts receivable, or run down inventory, in any case outside the ordinary course of business or inconsistent with past practices, or defer payment of any accounts payable for more than thirty (30) days after receipt of any invoice with respect thereto; or

     (p) enter into any agreement, or otherwise commit, to do any of the foregoing.

       5.5 No Shop. From the Effective Date through the Closing, Seller shall not sell or otherwise transfer any of the Membership Interests to any other Person, and neither Seller nor the Company, or any of their Affiliates, officers, manager, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Buyer and its Affiliates) concerning any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business and as specifically permitted pursuant to this Agreement) of Company, or any disposition of any of the Membership Interests (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

       5.6 HSR Filings. Buyer and Seller will, as promptly as practicable following the execution and delivery of this Agreement, file with the Federal Trade Commission and the

Department of Justice the notification and report forms, if any, required for the transactions contemplated hereby pursuant to the HSR Act. Any such notification and report forms will be in substantial compliance with the requirements of the HSR Act. Each Party shall furnish to the other Party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each Party shall keep the other apprised of the status of any communications with, and inquiries or requests for additional information from, the Federal Trade Commission and Department of Justice. Seller shall pay Twenty Thousand Dollars ($20,000) towards the filing fees applicable to the HSR Act and Buyer shall be responsible for all other fees applicable to filings required by the HSR Act.

     5.7 Benefit Plans. Upon Buyer’s request, Seller shall cause the Company to take action prior to the Closing Date to terminate the Benefit Plans that it sponsors and to withdraw Company Employees from participation in any Benefit Plans that it does not sponsor.

ARTICLE 6

CLOSING CONDITIONS - BUYER

       6.1 Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties set forth in Article 3 and the information set forth in the schedules to this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which shall continue to be true and correct in all material respects as of that particular date, and Seller shall have delivered to Buyer a certificate to that effect;

     (b) Seller and the Company shall have performed or complied with all of the covenants and agreements required under this Agreement, and Seller shall have delivered to Buyer a certificate to that effect;

     (c) No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; (ii) by any present or former owner of any equity interest in the Company (whether through a derivative action or otherwise) against Seller, the Company or any officer, manager or member of the Company; or (iii) which could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Company;

     (d) Seller shall have executed and delivered to Buyer original or facsimile counterparts of each Transaction Document to which it is a party, and the Escrow Agent shall have executed and delivered to Buyer original or facsimile counterparts to the Escrow Agreement, in each case in accordance with the provision in Section 8.1 permitting the use of facsimile copies;

     (e) Any and all governmental approvals and all consents by third parties that are required for the transfer of the Membership Interests and the consummation of the transactions contemplated hereby, shall have been obtained and no such approval or consent shall have been conditioned upon the modification in any material respect, cancellation or termination of any Material Contract, Lease or Permit or shall impose on Buyer or the Company any material condition, provision, requirement or additional cost not presently imposed upon Seller or the Company or any condition that would be materially more restrictive after the Closing than the conditions presently imposed on Seller or the Company, as the case may be;

     (f) Buyer shall have received reasonable confirmation from Seller (including payoff letters from each of the Company’s lenders) that all Funded Indebtedness has been, or will be in connection with the Closing, satisfied in full and of the absence of any and all Encumbrances affecting the Company, the Facility or Business;

     (g) All necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated;

     (h) Seller shall have delivered an opinion of counsel, dated as of the Closing Date and addressed to Buyer, substantially in the form set forth as Exhibit “E”;

     (i) Seller shall have delivered to Buyer a tax certificate complying with Treas. Reg. 1.1445-2(b)(2) stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

     (j) Buyer shall have received a good standing certificate and copies of the Charter Documents of the Company from the Seller, in each case dated as of a date not more than thirty (30) days prior to the Closing Date;

     (k) Buyer shall have received an estoppel letter from the authority with jurisdiction over the Facility, addressed to Macquarie Infrastructure Company, Inc., and its subsidiaries and their lenders, consenting to the transactions contemplated hereby and confirming (i) a true, correct and complete copy of the Ground Lease (which shall be attached to the estoppel letter), (ii) the term of the Ground Lease, (iii) that no breach or default exists under the Ground Lease, and no amounts are past due thereunder, (iv) that the authority has not repudiated the Ground Lease and (v) that the Ground Lease is in full force and effect; provided, that, Seller and the Company shall have used commercial best efforts to obtain, in addition, confirmation from the authority that (x) no additional capital expenditures are required under the Ground Lease and (y) no subsidence has occurred at the Facility or the runways or aprons appurtenant thereto; and

     (l) Buyer shall have received such information and certifications from Seller, the Company and the Company’s accountants to enable Buyer and its Affiliates to prepare any and all disclosure material as may be required by applicable federal securities

Laws and regulations promulgated by the Securities and Exchange Commission pursuant thereto (including financial statements and related notes in compliance with federal securities Laws), including consents of the Company’s accountants to the inclusion of such financial statements in appropriate filings with the Securities and Exchange Commission; provided, that, Seller shall not be liable to Buyer for damages or losses arising from the failure of such condition to have been satisfied on or prior to the Closing where such failure is beyond Seller’s reasonable control.

       6.2 Waiver of Conditions. Any conditions specified in Section 6.1 may be waived by Buyer in writing.

ARTICLE 7

CLOSING CONDITIONS - SELLER

       7.1 Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) Buyer shall have delivered the Closing Funds, as adjusted pursuant to Section 2.2(a), less the Deposit, to Seller or, at Seller’s direction, to any third parties in satisfaction of Funded Indebtedness, and the Escrow Funds to the Escrow Agent, and Seller shall have received the Deposit, in each case in accordance with the terms of this Agreement;

     (b) The representations and warranties set forth in Article 4 shall be materially true and correct as of the Closing Date as though made on the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect;

     (c) Buyer shall have performed or complied with all of the covenants and agreements required under this Agreement, and Buyer shall have delivered to Seller a certificate to that effect;

     (d) Buyer shall have received no notice of legal action or proceeding which shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement;

     (e) Buyer shall have executed and delivered to Seller original or facsimile counterparts of each Transaction Document to which it is a party and the Escrow Agent shall have executed and delivered to Seller original or facsimile counterparts to the Escrow Agreement, in each case in accordance with the provision in Section 8.1 permitting the use of facsimile copies;

     (f) Seller shall have received a good standing certificate and a copy of the Charter Documents and resolutions of the managing member (or other authorizing actions or instruments) of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated by this Agreement, and an incumbency certificate evidencing the authority and specimen signature of each manager or officer of Buyer executing this Agreement and any other certificate provided pursuant to this Section 7.1, each in form and substance reasonably satisfactory to Seller and certified by the secretary or an assistant secretary of Buyer (or another responsible officer of Buyer) as of the Closing Date. Such certification shall state that such Charter Documents and resolutions (or other authorizing actions or instruments) have not been amended, modified, revoked or rescinded and are in full force and effect on and as of the Closing Date and that all proceedings required to be taken on the part of the Buyer in connection with the transactions contemplated by this Agreement have been duly authorized and taken; and

     (g) All necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated.

       7.2 Waiver of Conditions. Any condition specified in Section 7.1 may be waived by Seller in writing.

ARTICLE 8

CLOSING MATTERS

       8.1 The Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) will take place at the offices of the Company in Las Vegas, Nevada, at 10:00 a.m. (local time), or at such other place as Buyer and Seller may mutually agree, on a Business Day selected by Buyer and Seller that is no sooner than three (3) days and no later than five (5) days after the day on which the last of the conditions to Closing set forth in Section 6.1 and Section 7.1 (other than those conditions which are only capable of being satisfied contemporaneous with the Closing) have been satisfied or waived (the “Closing Date”). The Parties agree that signature pages of documents required to be delivered at the Closing may be delivered by facsimile, provided that originally executed documents must be sent via overnight courier immediately thereafter. The Closing will be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

       8.2 Action to Be Taken at the Closing. The sale and delivery of the Membership Interests and the payment of the Purchase Price shall take place at the Closing.

       8.3 Closing Documents.

     (a) Seller shall deliver to Buyer at the Closing the following items and documents (collectively, the “Transaction Documents”), duly executed by Seller where necessary to make them effective:

     (i) Assignment of Limited Liability Company Membership Interests in the form attached hereto as Exhibit “B”;

     (ii) a certificate dated the Closing Date, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied;

     (iii) a release and waiver in the form attached hereto as Exhibit “F”;

     (iv) the Escrow Agreement in the form attached hereto as Exhibit “C”; and

     (v) such instruments of assumption and other documents or instruments as Buyer reasonably may request to effect the transactions contemplated hereby.

     (b) Buyer shall deliver to Seller at the Closing the following items and documents, duly executed by Buyer where necessary to make them effective:

     (i) Assignment of Limited Liability Company Membership Interests in the form attached hereto as Exhibit “B”;

     (ii) a certificate dated the Closing Date, signed on its behalf by an authorized officer, to the effect that the conditions set forth in Sections 7.1(b) and (c) have been satisfied;

     (iii) a certificate dated the Closing Date, signed on its behalf by an authorized officer, in accordance with Section 7.1(f);

     (iv) the Escrow Agreement in the form attached hereto as Exhibit “C”; and

     (v) such instruments of assumption and other documents or instruments as Seller reasonably may request to effect the transaction contemplated hereby.

ARTICLE 9

INDEMNIFICATION

       9.1 Indemnification by Seller. Subject to the limitations set forth in this Article 9, Seller agrees to indemnify Buyer and the Company, and their respective stockholders, officers, directors, employees, Affiliates and agents, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless against any Losses which any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising from:

     (a) any inaccuracy in any of the representations or breach of any of the warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement;

     (b) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement;

     (c) any claims against any of the Buyer Indemnified Parties arising out of the operation or assets of the Business prior to the Closing;

     (d) Taxes paid by the Company after the Closing which are allocable to periods or portions thereof ending on or before the Closing Date pursuant to Section 11.5, but solely to the extent such Taxes are not reflected on the Closing Date Balance Sheet as current liabilities;

     (e) any liabilities of any ERISA Affiliate asserted against a Buyer Indemnified Party; or

     (f) the matters set forth on Schedule 3.11 and Schedule 3.13(f).

       9.2 Indemnification by Buyer. Subject to the limitations set forth in this Article 9, Buyer agrees to indemnify Seller and his Affiliates and agents (collectively, the “Seller Indemnified Parties”), and hold them harmless against any Losses which any of Seller Indemnified Parties may suffer, sustain or become subject to as a result of or arising from:

     (a) any inaccuracy in any of the representations or breaches of any of the warranties of Buyer contained in this Agreement;

     (b) any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement;

     (c) any claims against any of the Seller Indemnified Parties arising out of the operation or assets of the Business subsequent to Closing; or

     (d) Taxes paid by the Company prior to the Closing which are allocable to periods or portions thereof ending after the Closing Date pursuant to Section 11.5, but solely to the extent such Taxes are not reflected on the Closing Date Balance Sheet as current assets.

       9.3 Method of Asserting Claims.

     (a) In the event that any of the Indemnified Parties is made a defendant in or party to any Claim, the Indemnified Party shall give the Indemnifying Party written notice thereof within thirty (30) days of its knowledge of the same. The failure to give such notice timely shall not affect any Indemnified Party’s right to indemnification unless (and then only to the extent that) such failure or delay has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim provided it diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) Business Days after the Indemnified Party’s notice of such Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed taking into account any extensions to file a responsive pleading obtained by either Party). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party at its sole cost and expense. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss), to participate in such contest and defense and to be represented by attorneys of its or their own choosing; provided, however, that if the Indemnifying Party does not or ceases to conduct the defense of such Claim actively and diligently, (i) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such claim, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys’ fees and expenses and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Agreement. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Indemnified Party shall be entitled to contest, defend and settle such Claim in such manner and on such terms as the Indemnified Party may deem appropriate and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred. If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Claim seeks relief which could have a material adverse effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Claim at the sole cost and expense of the Indemnifying Party.

     (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Indemnified Party shall deliver a notice of such claim within ninety (90) days of its knowledge of such claim to the Indemnifying Party; provided, that, the failure to give such notice timely shall not affect any Indemnified Party’s right to indemnification unless (and then only to the extent that) such failure or delay materially and adversely affects the Indemnifying Party’s rights. Included in such written notice will be a statement of the amount of the Loss, a brief explanation of the Loss, and instructions for payment by certified or bank cashier’s check or by wire transfer of immediately available funds. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice shall be deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

       9.4 Limits on Indemnification.

     (a) With respect to any claims arising under Section 9.1 or Section 9.2, an Indemnified Party shall not be entitled to indemnification until the aggregate Losses suffered by the Indemnified Parties exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold”), whereupon the Indemnifying Party shall be liable to indemnify the Indemnified Party under this Article 9 for all Losses incurred to the first dollar; provided, however, that such Threshold shall not apply to any claims arising under Section 9.1(a) that are a result of a breach by Seller of any of its representations in Sections 3.4(b), 3.5, 3.9 and 3.13, or Sections 9.1(b), (d) or (f), or based on fraud, willful misconduct or intentional misrepresentation. No Party shall be entitled to recovery under this Article 9 for any amounts that are paid by insurance.

     (b) The maximum aggregate liability of Seller to indemnify the Buyer Indemnified Parties under this Article 9 shall be Twenty Five Percent (25%) of the Purchase Price (the “Cap”); provided, however, that, the Cap shall not apply to, and Seller’s maximum aggregate liability to indemnify the Buyer Indemnified Parties under this Article 9 shall be an amount equal to the Purchase Price, as adjusted pursuant to Section 2.2, with respect to any claims arising under Section 9.1(a) that are a result of a breach by Seller of any representations in Sections 3.4(b) or 3.5, any claims arising under Section 9.1(f) and any claims based on fraud, willful misconduct or intentional misrepresentation.

       9.5 Survival.

     (a) The right of an Indemnified Party to initiate any action for breach of any representation, warranty, covenant or obligation contained in this Agreement and to demand and receive any indemnification in respect thereof or otherwise pursuant to this Article 9 shall survive the Closing and terminate and expire eighteen (18) months after the Closing Date (the “Expiration Date”), except as provided in Section 9.5(b). If a claim for indemnification is made in good faith by an aggrieved Party against the other Party and notice of such claim is provided to such other Party in writing prior to the Expiration Date (which notice shall describe in reasonable detail the basis of such claim), the rights of the aggrieved Party under this Article 9 shall survive the Expiration Date with respect to such claim until such claim has been finally resolved. If a Party fails to provide written notice to the other Party of an alleged breach of any representation, warranty, covenant or obligation contained in this Agreement prior to the Expiration Date, the facts and circumstances on which such alleged breach is founded shall be deemed for all purposes not to be a breach or a proper basis for any claim whatsoever with respect to such representation, warranty, covenant or obligation.

     (b) Notwithstanding the terms of Section 9.5(a), any claims based on fraud, willful misconduct or intentional misrepresentation or the following provisions shall not terminate and expire on but shall survive the Expiration Date until fifteen (15) days after the expiration of the longest relevant federal or state statute of limitations period with respect to such claims, or three (3) years after the Closing Date, whichever is longer: Sections 3.3, 3.5, 3.13, 3.14, 3.16, 9.1(f), 11.5, and 11.9. Furthermore, any claim based on Section 11.10 shall survive until thirty (30) days after the death of Seller.

       9.6 Offset. If any matter as to which an Indemnified Party may be able to assert a claim hereunder is pending or unresolved at the time any payment, other than the Purchase Price, is due from one Party to the other, such Indemnified Party shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold or cause to be withheld from such payment an amount or value equal to the amount of the claim (provided it has been or is then asserted in writing against the applicable Party in accordance with the provisions of this Article 9) until such matters are resolved. If it is finally determined that such claims are covered by this Article, the amount of such claims may be offset against the retained payments and the remainder, if any, shall be delivered to the applicable Party.

       9.8 Tax Treatment of Indemnification Payments. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

ARTICLE 10

TERMINATION

       10.1 Termination.

     (a) This Agreement may be terminated at any time prior to the Closing:

     (i) by mutual written consent of Buyer and Seller; or

     (ii) by either Buyer or Seller if the other Party is in material breach of any representation, warranty or covenant set forth in this Agreement and such breach, if capable of cure, is not cured within ten (10) days after written notice thereof to such other Party;

     (iii) by Buyer if any of the conditions specified in Article 6 shall not have been fulfilled by the time required and shall not have been waived by the Buyer;

     (iv) by Seller if any of the conditions specified in Article 7 shall not have been fulfilled by the time required and shall not have been waived by the Seller.

     (b) If the Closing has not occurred prior to the date that is ninety (90) days after the Effective Date, this Agreement will automatically terminate at 5:00 p.m. New York City time on such date, unless otherwise agreed in writing by the Parties.

       10.2 Effect of Termination.

     (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, the Deposit shall be delivered to either Buyer or Seller, as the case may be, in accordance with Section 10.2(b), and there shall be no liability on the part of Seller or Buyer except as otherwise expressly stated herein; provided, however, that this Section 10.2 shall not release (a) any Party from liability resulting from a breach by such Party under this Agreement or (b) any Party from its obligations under Article 9 and Sections 11.1, 11.2, 11.7, 11.8, 12.2, 12.3, 12.6 and 12.10.

     (b) The Deposit shall be delivered to Seller if this Agreement is terminated by Seller pursuant to (x) Section 10.1(a)(ii) as a result of a material breach by Buyer of any representation, warranty or covenant set forth in this Agreement, which breach, if capable of being cured, is not cured within ten (10) days after written notice thereof by Seller to Buyer or (y) Section 10.1(a)(iv) as a result of the failure of any of the conditions specified in Article 7 that is within the reasonable control of Buyer to have been fulfilled by the time required; and shall be returned to Buyer if this Agreement is terminated for any other reason.

ARTICLE 11

ADDITIONAL AGREEMENTS

     11.1 Press Release and Announcements. No press release related to this Agreement or the transaction contemplated hereby, or other written announcements to the employees, customers or suppliers of the Company, shall be issued without the joint approval of Buyer and Seller, except in accordance with the Laws, rules, regulations and orders of any governmental entity (including applicable federal securities Laws and stock exchange listing rules).

     11.2 Confidentiality. Buyer and Seller acknowledge the continued effectiveness of that certain Confidentiality Agreement entered into by each of them as of February 18, 2005, as may be modified from time to time by written consent (the “Confidentiality Agreement”). Notwithstanding the foregoing, Seller hereby covenants and agrees to permit Buyer to make public disclosures regarding the Business, including its financial condition and results of operations, in accordance with the Laws, rules, regulations and orders of any governmental entity (including applicable federal securities Laws and stock exchange listing rules).

     11.3 Remittances. All remittances, mail and other communications relating to the Company received by Seller at any time after the Closing Date shall be immediately turned over to Buyer.

     11.4 Cooperation to Obtain Consents. From the date of this Agreement through the Closing Date, the Parties shall consult and cooperate with each other and use commercial best efforts to (a) obtain all required governmental and third party consents, (b) make any required filings or submissions with governmental authorities, and (c) cause the conditions precedent to Closing set forth in Section 6.1 and Section 7.1 to be satisfied, all as may be necessary for the consummation of the Closing and the transactions contemplated by this Agreement.

     11.5 Tax Matters.

     (a) Seller shall indemnify and hold Buyer Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against the Company or the assets thereof (a) arising in connection with or out of the operation of the Company’s Business on or before the Closing Date (determined, with respect to Tax periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 11.5(b)) or (b) owing by any Person (other than the Company) for which Company may be liable by law or contract, provided that in either case the indemnified amount should be reduced by the amount of Taxes that were reserved for on the Closing Balance Sheet. For purposes of Article 9, the amount of Taxes subject to the foregoing indemnity shall be considered a Loss incurred by a Buyer Indemnified Party and as if such Loss were attributable to a breach of representation under Section 3.9.

     (b) Seller, Buyer and the Company shall, unless prohibited by applicable law, cause the taxable period of the Company to end as of the close of the Closing Date. For purposes of this Agreement, Taxes incurred by the Company with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (a) except as provided in (b) and (c) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (b) except as provided in (c) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such taxable period, and (c) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

     (c) After the Closing, Seller shall cooperate fully with Buyer in the preparation of all Tax Returns relating to periods before the Closing and shall provide or cause to be provided to Buyer, at Buyer’s sole cost and expense, any records and other information reasonably requested by Buyer in connection therewith as well as reasonable access to Seller’s accountant. After the Closing, Seller shall cooperate fully with Buyer in connection with any Tax investigation, audit or other proceeding relating to either of the Business for any periods before the Closing. Any information obtained pursuant to this Section 11.5(c) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to the terms of the Confidentiality Agreement.

     (d) The Purchase Price shall be allocated in accordance with the Allocation Statement annexed as Schedule 11.5(d) hereto. The Allocation Statement has been prepared in accordance with Section 1060 of the Code and any comparable provisions of state, local or foreign Law, as appropriate. Buyer, the Company and Seller will report the allocation of the total consideration among the assets of the Company in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and timely filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Regulations, the IRS or any applicable state or local Tax authority). Buyer and Seller agree to promptly provide the other Party with any reasonable additional information with respect to Buyer or Seller, as the case may be, and reasonable assistance required to complete Form 8594 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Each Party will promptly inform the other of any challenge by any Tax authority to any allocation made pursuant to this Section 11.5(d), provided, however, that Buyer shall be fully responsible for conducting and managing any such challenge and any and all costs and expenses related thereto and agrees to consult with and keep Seller informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

       11.6 Reporting Cooperation. Seller agrees to provide commercially reasonable assistance to Buyer and its Affiliates (at Buyer’s sole cost and expense) to enable Buyer and its Affiliates to prepare any and all disclosure material required by applicable federal securities Laws and regulations promulgated by the Securities and Exchange Commission pursuant thereto (including financial statements and related notes in compliance with federal securities Laws), and to enable the Company’s accountants to consent to the inclusion of such financial statements in appropriate filings with the Securities and Exchange Commission.

       11.7 Further Assurances. Each Party agrees to execute and deliver such further documents and instruments and to take such further actions after the Closing as may be necessary or desirable and reasonably requested by the other Party to give effect to the transactions contemplated by this Agreement.

       11.8 Arbitration. Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or this Section 11.8 will be determined by arbitration conducted in Las Vegas, Nevada, under the rules of the American Arbitration Association (“AAA”). Each party specifically consents to personal jurisdiction in the State of Nevada. Specifically, the parties agree to submit to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and that any such controversy be submitted to three arbitrators. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The arbitrators shall decide any matter before them by majority vote in accordance with the wording of this Agreement and the Laws of the State of Nevada. The arbitrators will proceed promptly and diligently and will render their decision either within ninety (90) calendar days after the appointment of all arbitrators or by such later date upon which the Parties may agree. The Parties expressly agree that special and punitive damages will not be applicable or awarded, in any circumstance, with respect to any dispute that may arise among the Parties in connection with this Agreement. The arbitration will be final and binding upon the Parties to the maximum extent permitted by Law. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

       11.9 Non-Competition.

     (a) To induce Buyer to enter into this Agreement, Seller agrees that, for a period of sixty (60) months after the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, through any corporation, limited liability company, partnership, association, joint venture or other entity, purchase, invest in, fund or otherwise engage in, or assist the establishment of, a fixed base operations business at the McCarran International Airport in Las Vegas, Nevada, as principal or agent.

     (b) To induce Buyer to enter into this Agreement, Seller agrees that, for a period of twenty four (24) months after the Closing Date, Seller will not, and will cause its Affiliates not to:

     (i) solicit business, that is competitive with the Business, from any customer of the Company; or

     (ii) hire or solicit to perform services (as an employee, consultant or otherwise) any persons listed on Schedule 3.14(a)(i) or take any actions which are intended to persuade any such person to terminate his or her association with the Company.

     (c) From and after the Closing, Seller shall, and shall cause his Affiliates to, keep confidential and not disclose to any other Person, other than Seller’s accountants, attorneys or financial advisors or to the extent necessary to fulfill any legal or existing contractual obligation (provided, that, any such Person to whom information is disclosed is informed of its confidential nature and is directed to treat the information confidentially), or use for their own benefit or the benefit of any other Person, any information regarding the Company and the material terms of this Agreement (including the Purchase Price).

     (d) Seller acknowledges and agrees that Buyer would be irreparably damaged in the event any of the provisions of this Section 11.9 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Seller agrees that, in addition to any other remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 11.9 and to seek to enforce specifically such provisions.

       11.10 Personal Accommodations. From and after the Closing, Buyer shall cause the Company to provide Seller and/or his Affiliates, during the lifetime of Seller, the personal accommodations set forth on Schedule 11.10.

       11.11 Litigation Support. In the event and for so long as Buyer, the Company or any of their Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Company, Seller will cooperate with Buyer, the Company and each of their Affiliates in the contest or defense and provide such testimony and access to Seller’s books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer (unless the contesting or defending party is entitled to indemnification therefor under Article 9 hereof). This provision shall be inapplicable to any direct claims between the Seller on the one hand and the Buyer, the Company and their Affiliates on the other hand.

       11.12 Benefit Plans.

     (a) Seller covenants and agrees to (i) take such action as may be required to provide that Company Employees who remain employed by the Company after the Closing Date may obtain distributions from their accounts under the Eagle Group 401(k) Retirement Savings Plan, (ii) permit such employees to roll over any plan loans in-kind to a similar plan maintained by Buyer or an affiliate of Buyer and (iii) cooperate with Buyer to provide a method for such employees to continue to make loan repayments, if required, for a reasonable time after the Closing Date. Seller shall cause an ERISA Affiliate to continue to maintain group health plans (as defined in Code Section 5000(b)) and to offer continuation coverage under COBRA to all M&A qualified beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4) for the maximum continuation period available under COBRA. Seller acknowledges that consummation of the transactions contemplated by this Agreement will result in a partial termination of the Eagle Group 401(k) Retirement and Savings Plan, and Seller will cause Company Employees to become one hundred percent (100%) vested in the accrued benefits thereunder as of the Closing Date. Seller shall cause the Benefit Plans which are group health plans (as defined in Code Section 5000(b)) to pay all claims incurred on or before the Closing Date and by participating Company Employees or their dependents or beneficiaries to the extent such claims would be paid in the absence of the transactions contemplated by this agreement.

     (b) Buyer shall cause one of its affiliates to make group health plan (as defined in Code Section 5000(b)) coverage available to retained Company Employees immediately following the Closing.

ARTICLE 12

MISCELLANEOUS

       12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on the Party against whom the amendment is being asserted only if such amendment or waiver is set forth in a writing executed by such Party against whom the amendment is being asserted and then only to the specific purpose, extent and instance so provided.

     12.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by facsimile with confirmation of receipt received, or when delivered by overnight courier with executed receipt. Notices, demands and communications to Seller or Buyer shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller:

Gene H. Yamagata
250 Pilot Road
Suite 240

Las Vegas, NV 89119
Tel: (702) 451-2109
Fax: (702) 451-2511

with a copy to:

Joseph B. Pierce
McKeighan Pierce PC
6900 East Camelback Road
Suite 240
Scottsdale, AZ 85251
Tel: (480) 429-7544
Fax: (480) 429-7552

Notices to Buyer:

Macquarie FBO Holdings LLC

c/o Macquarie Infrastructure Company
600 Fifth Avenue, 21st Floor
New York, New York 10020
Attention: Peter Stokes
Fax: (212) 581-8037

with copies to:

Executive Air Support, Inc.
6504 International Parkway
Suite 1100
Plano, Texas 75093
Attention: Louis T. Pepper
Fax: (972) 447-4229

and

Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Blvd., Suite 1400
McLean, Virginia 22102
Attention: Craig E. Chason, Esq.
Fax: (703) 770-7901

     12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that Buyer may, upon written notice to Seller, assign in whole its right, title and interest under this

Agreement to any of its Affiliates, which assignment shall release Buyer from its indemnification and other obligations hereunder.

     12.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     12.5 Complete Agreement; Schedules and Exhibits. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     12.6 Governing Law. The Laws of the State of Nevada, without regard to conflict of law doctrines, govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

     12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.8 Third Party Beneficiaries. Except with respect to any indemnification claim by a Buyer Indemnified Party or Seller Indemnified Party, nothing in this Agreement is intended or will be construed to entitle any Person, other than Buyer and Seller or their respective permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

     12.9 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

     12.10 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall, whether or not the transactions contemplated hereby are consummated, pay all costs and expenses incurred by or on behalf of such Party in connection with the negotiation, execution and Closing of this Agreement and the transactions contemplated hereby and its investigation and evaluation of the Membership Interests and the Company.

[Signatures on Next Page]

     IN WITNESS WHEREOF, each of the Parties has duly executed and delivered this Agreement as of the Effective Date.

     SELLER:

By:	/s/ Gene H. Yamagata
	Name:	Gene H. Yamagata

BUYER:	MACQUARIE FBO HOLDINGS LLC
	By:	MACQUARIE INFRASTRUCTURE
COMPANY INC., as Managing Member

By:	/s/ Peter Stokes
	Name:	Peter Stokes
Its: Chief Executive Officer

EXHIBIT “A”

DEFINITIONS

A.	Certain Matters of Construction. For purposes of this Agreement, in addition to the definitions referred to or set forth in this Exhibit “A”:

1.	Reference to a particular Section of this Agreement will include all its subsections.

2.	The words “Party” and “Parties” will refer to the Seller and Buyer.

3.	Definitions will apply to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender.

4.	All references in this Agreement to any Exhibit or Schedule will, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

B.	Definitions.

     “AAA” is defined in Section 11.8.

     “Accounting Principles” is defined in Section 2.2(a).

     “Actual Net Working Capital Adjustment” is defined in Section 2.2(c).

     “Adjustment in Favor of Buyer” is defined in Section 2.2(c).

     “Adjustment in Favor of Seller” is defined in Section 2.2(c).

     “Allocation Statement” is defined in Section 11.5(d).

     “Affiliate” means an individual or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified individual or entity. For purposes of this definition, “control” shall include, without limitation, the exertion of significant influence over an individual or entity and shall be conclusively presumed as to any 50% or greater equity interest.

     “Audited 2004 Statements” is defined in Section 3.6.

     “Benefit Plans” is defined in Section 3.13(a).

     “Business” is defined in the recitals.

     “Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized by law to close in New York City.

     “Buyer” is defined in the recitals.

     “Buyer Adjustment Notice” is defined in Section 2.2(c).

     “Buyer Indemnified Parties” is defined in Section 9.1.

     “Cap” is defined in Section 9.4(b).

     “Charter Documents” shall mean, as applicable, the specified entity’s (i) certificate or articles of incorporation or formation or other charter or organizational documents, and (ii) bylaws or operating agreement, each as from time to time in effect.

     “Claim” means any action or proceeding instituted by any third party, the liabilities for which are Indemnifiable Losses.

     “Closing” is defined in Section 8.1.

     “Closing Date” is defined in Section 8.1.

     “Closing Date Balance Sheet” is defined in Section 2.2(b).

     “Closing Funds” is defined in Section 2.1.

     “Closing Net Working Capital” is defined in Section 2.2(b).

     “Closing Net Working Capital Adjustment” is defined in Section 2.2(a).

     “COBRA” means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” is defined in Section 11.2.

     “Contracts Schedule” means Schedule 3.10.

     “Deposit” is defined in Section 2.1.

     “Effective Date” is defined in the recitals.

     “Effective Time” is defined in Section 8.1.

     “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

     “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

     “Encumbrance” means any mortgage, charge, claim, option, right to acquire, pledge, lien, security interest, attachment or other encumbrance, including any agreement to create any of the foregoing.

     “Environmental Law” means all applicable Laws pertaining to the environment, Hazardous Materials, pollution or occupational safety and health, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq. (“CERCLA”), Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq. and implementing state Laws promulgated thereunder.

     “Environmental Permits” means all material permits, approvals, certificates and licenses required under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means each Person that is or was required to be treated as a single employer with the Company under Section 414 of the Code or Section 4001(b)(1) of ERISA.

     “Escrow Agent” means Wachovia Bank.

     “Escrow Funds” is defined in Section 2.1.

     “Estimated Net Working Capital Adjustment” is defined in Section 2.2(a).

     “Expiration Date” is defined in Section 9.5.

     “Facility” is defined in the recitals.

     “Final Payment” is defined in Section 2.2(f).

     “Financial Statements” is defined in Section 3.6.

     “Funded Indebtedness” means (i) all indebtedness for money borrowed (whether in the form of direct loans or capital leases) and purchase money indebtedness, (ii) indebtedness of the type described in clause (i) above secured by any lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, (iii) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness, (iv) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, by Company, and (v) any purchase money indebtedness for premiums for insurance maintained by the Company to the extent the outstanding balance thereof exceeds the amortized value of the premiums.

     “GAAP” means U.S. generally accepted accounting principles.

     “Ground Lease” means that certain Lease Agreement, dated June 18, 1996, by and between the Company and County of Clark, a political subdivision of the State of Nevada, for premises located at McCarran International Airport, including all amendments, supplements and modifications thereto.

     “Hazardous Material” means any substance, pollutant, contaminant, radiation or chemical which has been determined under applicable Environmental Laws to be hazardous to human health or safety or the environment including, without limitation, all of those substances which are listed or defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations pursuant to Environmental Laws.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

     “Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

     “Indemnifying Party” means the Party obligated to indemnify an Indemnified Party.

     “Indemnifiable Losses” means any Loss for or against which any Party is entitled to indemnification under this Agreement.

     “Insurance Policies” is defined in Section 3.10(b).

     “Intellectual Property” means all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, patent and patent applications and all material licenses and other agreements and information relating to technology, know-how, software or processes used in or otherwise necessary to the Business, whether proprietary to the Company or licensed or otherwise authorized to use by others.

     “Interim Unaudited Statements” is defined in Section 3.6.

     “Law” means any federal, state or local law, statute, rule or regulation and any resolution, ruling, ordinance, enactment, judgment, order, decree, directive or other requirement having the force of law, including any official interpretation of any of the foregoing, of or by any governmental authority, as in effect from time to time.

     “Lease” and “Leases” are defined in Section 3.8(a).

     “Leases Schedule” means Schedule 3.8.

     “Liabilities Schedule” means Schedule 3.4.

     “Loss” means any and all costs and expenses (including, but not limited to, reasonable professionals’ fees), damages and losses actually incurred by the Indemnified Party, net of any tax adjustments or tax benefits to which the Indemnified Party is entitled by virtue of such costs, expenses, damages and losses.

     “Material Contracts” is defined in Section 3.10(b).

     “Membership Interests” is defined in the recitals.

     “Pension Plans” is defined in Section 3.13(a).

     “Permits” is defined in Section 3.15.

     “Person” means any natural person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, governmental authority (including any subdivision thereof) or other entity or body.

     “Personal Property” is defined in Section 3.8(c).

     “Prohibited Transactions” has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

     “Purchase Price” is defined in Section 2.1.

     “Referee” is defined in Section 2.2(e).

     “Seller” is defined in the recitals.

     “Seller Indemnified Parties” is defined in Section 9.2.

     “Seller Objection Notice” is defined in Section 2.2(d).

     “Subsidiary” means any entity of which the Company (or other specified entity) owns directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

     “Target Closing Net Working Capital” is defined in Section 2.2(a).

     “Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

     “Tax Return” means a report, return or other information supplied to or required to be supplied to a governmental entity with respect to Taxes and shall be treated as a Tax Return of each entity included or required to be included in a return filed on a combined, consolidated, unitary or similar basis.

     “Threshold” is defined in Section 9.4(a).

     “Transaction Documents” is defined in Section 8.3.

     “Unaudited Statements” is defined in Section 3.6.

     “Welfare Plan” is defined in Section 3.13(a).